EXHIBIT 23.2

Consent of Independent Auditors

We consent to the reference to our firm in this Registration Statement on Form S-8 pertaining to the Employee Stock Purchase Plan of Convergys Corporation and to the incorporation by reference therein of our report dated February 3, 2003, except for footnote 18 which is as of February 25, 2003, with respect to the consolidated financial statements and schedule of Convergys Corporation included in its Annual Report (Form 10-K/A) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

Cincinnati, Ohio

December 15, 2003